Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST
The Bank of New York Mellon Trust Company, N.A., Trustee
NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, July 17, 2014 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the second quarterly payment period ended June 30, 2014.

Unitholders of record on July 30, 2014 will receive a distribution amounting to $6,630,000 or $0.39 per unit, payable August 14, 2014.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	180,601
Natural gas (Mcf)	130,477
Total (BOE)	202,347
Average sales prices:
Oil (per Bbl)	$96.20
Natural gas (per Mcf)	$5.24
Gross proceeds:
Oil sales	$17,374,569
Natural gas sales	683,056
Total gross proceeds	$18,057,625
Costs:
Production and development costs:
Lease operating expenses	$3,791,707
Production and property taxes	1,716,318
Development expenses	3,954,278
Total production and development costs	$9,462,303

Settlement of hedge contracts — payments received	(27,550)
Total costs	$9,434,753
Net proceeds	$8,622,872
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$6,898,298
Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	(0)
Total cash proceeds available for the Trust	$6,898,298
Provision for estimated Trust expenses	(268,298)
Net cash proceeds available for distribution	$6,630,000

This press release contains forward-looking statements. Although VOC Brazos Energy Partners, L.P. has advised the Trust that VOC Brazos Energy Partners, L.P. believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended June 30, 2014.  Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:                                                VOC Energy Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Mike Ulrich

(855) 802-1094

919 Congress Avenue, Austin, TX 78701